Exhibit 99.1

NEWS COPY	INFORMATION CONTACT:
FOR IMMEDIATE RELEASE	Kelly Wetzler (314) 746-2217

VIASYSTEMS DISCLOSES ESTIMATED FOURTH QUARTER 2012 SALES

ST. LOUIS, January 31, 2013 – Viasystems Group, Inc. (NASDAQ:VIAS), a leading provider of complex multi-layer printed circuit boards and electro-mechanical solutions, today announced estimates of sales for the fourth quarter ended December 31, 2012.

Highlights

•	Estimated net sales were $273.6 million in the quarter ended December 31, 2012, a year-over-year increase of 1.7%, and a sequential decrease from the immediately preceding quarter of 16.4%.

•	Giving pro forma effect to the May 2012 acquisition of DDi Corp., estimated net sales declined 18.0% year-over-year.

•	Significant progress in restoring China printed circuit board production after fire

•	Management plans to make a presentation at the Stifel Nicolaus Technology Conference 2013 on February 7, 2013.

“Typical yearend seasonal decline in demand was exaggerated in our fourth quarter by a couple of factors,” stated David M. Sindelar, the company’s chief executive officer. “First, while we have made progress in restoring full operations following a fire in one of our Printed Circuit Boards segment factories in China in September, our recovery was not completed until January 2013. Second, unrelated to the fire and as we anticipated, demand for our wind energy products dropped steeply in our Assembly segment. I believe that incoming orders during the quarter were also adversely affected by these factors as our bookings were at parity with our estimated net sales in the quarter.”

“In terms of our end markets, our estimated fourth quarter net sales grew sequentially over the prior quarter in only our military and aerospace sector, which is served principally from our Printed Circuit Boards segment factories in the United States,” continued Sindelar. “Estimated net sales into each of our other sectors, including automotive, industrial & instrumentation, computer and datacommunications, and telecommunications in the fourth quarter declined both sequentially and year over year.”

“Despite reduced sales and production levels in our fourth quarter, we estimate that we were successful in managing our costs to stabilize our gross margins as a percent of sales at a level consistent with our third quarter result,” concluded Sindelar. “We expect sales to recover in the first half of 2013 as the production and related orders come back online. We will provide further commentary on this during our full earnings release next month.”

Segment Information

Estimated net sales of the company’s Printed Circuit Boards segment for the fourth quarter of 2012 were $236.8 million, compared with Printed Circuit Boards segment net sales of $224.0 million for the fourth quarter of 2011 and compared with Printed Circuit Board segment net sales of $269.5 million for the quarter ended September 30, 2012.

Estimated net sales of the company’s Assembly segment for the fourth quarter of 2012 were $36.8 million, compared with Assembly segment net sales of $45.0 million for the fourth quarter of 2011 and compared with Assembly segment net sales of $57.9 million for the quarter ended September 30, 2012.

Pro Forma Information

The company’s estimated net sales of $273.6 million for the quarter ended December 31, 2012 declined by approximately 18.0% compared to approximately $333.6 million pro forma combined net sales of Viasystems and DDi for the three months ended December 31, 2011, which included approximately $64.5 million of net sales by DDi.

Stifel Nicolaus Technology Conference

Viasystems expects to participate in the Stifel Nicolaus Technology Conference 2013 at the Ritz Carlton in San Francisco, California on February 7, 2013. Mr. Sindelar and Mr. Jerry Sax, the company’s chief financial officer, will make a presentation to conference attendees at approximately 8:35 a.m. Pacific Time.

Forward Looking Statements

Certain statements in this communication constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of the current beliefs, expectations and assumptions of the management of Viasystems regarding future events and are subject to significant risks and uncertainty. Statements regarding our expected performance in the future are forward-looking statements. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. Viasystems undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise, except to the extent required by law. Actual results may differ materially from those expressed or implied. Such differences may result from a variety of factors, including but not limited to: legal or regulatory proceedings; the ability of Viasystems to successfully integrate DDi’s operations, product lines and technology and to realize additional opportunities for growth; any actions taken by the company, including but not limited to, restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions); or developments beyond the company’s control, including but not limited to, changes in domestic or global economic conditions, competitive conditions and consumer preferences, adverse weather conditions or natural disasters, health concerns, international, political or military developments and technological developments. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth under the heading “Item 1A. Risk Factors,” in the Annual Report on Form 10-K filed by Viasystems with the SEC on February 15, 2012, Item 1A. Risk Factors,” in the Quarterly Report on Form 10-Q filed by Viasystems with the SEC on May 9, 2012 and in Viasystems’ other filings made from time to time with the SEC and available at the SEC’s website, www.sec.gov.

About Viasystems

Viasystems Group, Inc. is a technology leader and a worldwide provider of complex multi-layer printed circuit boards (PCBs) and electro-mechanical solutions (E-M Solutions). Its PCBs serve as the “electronic backbone” of almost all electronic equipment, and its E-M Solutions products and services include integration of PCBs and other components into finished or semi-finished electronic equipment, for which it also provides custom and standard metal enclosures, cabinets, racks and sub-racks, backplanes and busbars. Viasystems’ approximately 14,100 employees around the world serve over 1,000 customers in the automotive, industrial & instrumentation, computer and datacommunications, telecommunications, and military and aerospace end markets. For additional information about Viasystems, please visit the company’s website at www.viasystems.com.

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